UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed issuance by Capital Senior Living Corporation (the “Company”) of shares of newly designated Series A Convertible Preferred Stock of the Company to affiliates of Conversant Capital LLC as contemplated by an Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

On August 17, 2021, Ortelius Advisors issued the following press release:

Ortelius Files Preliminary Proxy Statement to Solicit Votes in Opposition to Capital Senior Living Corporation’s Highly-Dilutive Transactions With Conversant Capital

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (together with its affiliates, "Ortelius" or “we”), which owns approximately 12.7% of the outstanding common stock of Capital Senior Living Corporation (NYSE: CSU) (“Capital Senior Living” or the “Company”), today announced that it has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission to be used to solicit votes in opposition to the Company’s recently announced transactions (the "Transactions") with affiliates of Conversant Capital LLC (collectively, "Conversant"). This follows Ortelius’ August 9th letter to Capital Senior Living’s Board of Directors (the “Board”) regarding its opposition to the Transactions.

Peter DeSorcy, Managing Member of Ortelius, commented:

“Ortelius looks forward to actively soliciting votes in opposition to Capital Senior Living’s ill-conceived Transactions with Conversant. After reviewing the Company’s preliminary proxy statement, we are further convinced that the Board lacks the acumen, experience and stockholder perspectives needed to credibly evaluate strategic alternatives and make the right financing decision. Perhaps we should not be surprised, given that Capital Senior Living maintains an entrenched and staggered Board comprised of several long-tenured directors with insufficient capital markets expertise, and who have overseen stockholder value deterioration of approximately 93% since the stock’s peak in 2015. Fortunately, stockholders will have an opportunity to reject the Board’s desire to hand control of the Company to Conversant at the upcoming special meeting.

We also want to stress that Ortelius firmly believes in Capital Senior Living’s assets, operations and long-term prospects, and recently purchased another 5.5% of the Company to take our ownership to 12.7% of the outstanding common stock. Although it is disappointing that the Board has decided to ignore our recent letter and offer to discuss alternative financing options, we are very encouraged by the positive feedback that many stockholders have proactively shared with us. Ortelius will continue to advocate for stockholders’ best interests and vigorously oppose these questionable, costly and highly-dilutive Transactions, which we believe will irreversibly impair value for existing stockholders.”

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Certain Information Concerning the Participants

Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed issuance by Capital Senior Living Corporation (the “Company”) of shares of newly designated Series A Convertible Preferred Stock of the Company to affiliates of Conversant Capital LLC as contemplated by an Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

ORTELIUS ADVISORS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ortelius Advisors, Pangaea Ventures, L.P. (“Pangaea”) and Peter DeSorcy.

As of the date hereof, Pangaea directly owns 277,423 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Ortelius Advisors, as the investment manager of Pangaea, may be deemed to beneficially own the 277,423 shares of Common Stock owned by Pangaea. Mr. DeSorcy, as the holder of a controlling interest in Ortelius Advisors, may be deemed to beneficially own the 277,423 shares of Common Stock owned by Pangaea.

Contacts

Stockholders:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

Media:

MKA

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@mkacomms.com / bkirpalani@mkacomms.com